Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 8 to the Registration Statement (Form F-1 No. 333-269485), Post-effective Amendment No. 2 to the Registration Statement (Form F-1 No. 333-288890), and related Prospectus of Can-Fite BioPharma Ltd., for the registration of its ordinary shares and to the incorporation by reference therein of our report dated April 14, 2025, with respect to the consolidated financial statements of Can-Fite BioPharma Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel

September 8, 2025